CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 53 to Registration Statement No. 033-79482 on Form N-1A of our reports dated January 16, 2018, relating to the financial statements and financial highlights of Multi-Asset Income Fund, Strategic Allocation: Aggressive Fund, Strategic Allocation: Conservative Fund, and Strategic Allocation: Moderate Fund, each a series of American Century Strategic Asset Allocations, Inc., appearing in the Annual Report on Form N-CSR of American Century Strategic Asset Allocations, Inc. for the year ended November 30, 2017, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Kansas City, Missouri
March 28, 2018